Ziegler, Ziegler & Associates LLP
Counselor at Law
570 Lexington Avenue, 44th Floor
New York, New York 10022
(212) 319-7600
Telecopier (212) 319-7605

December 18, 2007

Deutsche Bank Trust Company Americas, as Depositary
60 Wall Street
New York, New York 10005

American Depositary Shares
evidenced by American Depositary Receipts
for deposited shares of
Shanghai Jin Jiang International Hotels (Group) Company Ltd.

Dear Sirs:

Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") each ADS representing 100 H shares of Shanghai Jin Jiang International Hotels (Group) Company Ltd. (the "Company"), a corporation incorporated under the laws of the People's Republic of China.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the form of ADR attached as Exhibit (a) to the Registration Statement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the form of ADR.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/Ziegler, Ziegler & Associates LLP